Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

THIRD AMENDMENT TO MASTER DISTRIBUTOR AGREEMENT
This Third Amendment to Master Distributor Agreement (this “Amendment”), is effective as of March 1, 2015 (the “Third Amendment Effective Date”), by and among Pacira Pharmaceuticals, Inc., a California corporation (“Pacira”) and CrossLink BioScience, LLC, a Georgia limited liability company (“Master Distributor”) (individually the “Party”, collectively the “Parties”).
RECITALS
WHEREAS, Pacira and Master Distributor are parties to that certain Master Distributor Agreement effective as of April 1, 2013, as amended by that certain First Amendment to Master Distributor Agreement effective as of April 1, 2013 and that certain Second Amendment to Master Distributor Agreement effective as of September 5, 2013 (collectively, the “Agreement”) pursuant to which Master Distributor has been providing services to Pacira on the terms and conditions set forth in the Agreement; and
WHEREAS, Pacira and Master Distributor wish to amend certain terms of the Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and Agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such items in the Agreement.

“Approved Sub-Distributors” are defined as [**].
2.Amendment to Section 2.02. Section 2.02 of the Agreement shall be amended by adding the following additional language to the end of Section 2.02.

“Notwithstanding anything in this Agreement to the contrary, beginning on the Third Amendment Effective Date, Pacira consents to the use of the Approved Sub-Distributors to promote the sale of the Product in their respective Sub-Distributor Territory. “Sub-Distributor Territory” shall mean the portions of the Territory where Sub-Distributor is permitted to sell Product as set forth in the applicable contract between Master Distributor and such Sub-Distributor.
All other provisions of Section 2.02 shall remain unchanged and in full force and effect.
3.Amendment to Exhibit B. The Agreement shall be amended by deleting Exhibit B (as previously amended) in its entirety and replacing it with “Intentionally Left Blank.”

4.Amendment to Exhibit C. The Agreement shall be amended by deleting Exhibit C (as previously amended) in its entirety and replacing it with a new Exhibit C attached hereto as “Third Amendment to Master Distributor Agreement - Exhibit C (Performance Based Payments).”

5.Amendment to Section 2.10. Section 2.10 of the Agreement shall be amended by deleting Section 2.10 in its entirety and replacing it with the following:

“Intentionally Left Blank.”
6.Amendment to Section 8.03(d). Section 8.03(d) of the Agreement shall be amended by deleting Section 8.03(d) in its entirety and replacing it with the following:

“Intentionally Left Blank.”

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

7.Amendment to Section 8.07. Section 8.07 of the Agreement shall be amended by deleting the first sentence of Section 8.07 in its entirety and replacing it with the following:

“In the event that Pacira terminates this Agreement pursuant to Section 8.04 effective September 30, 2016 as provided above, then Pacira shall pay to Master Distributor a termination fee (the “Termination Fee”) equal to [**] of the aggregate total Performance Based Payments earned by Master Distributor with respect to the [**].”
All other provisions of Section 8.07 shall remain unchanged and in full force and effect.
8.No Other Amendments. Except as expressly amended hereby the Agreement as amended shall continue in full force and effect.

9.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of New Jersey without giving effect to the choice of law provisions thereof.

10.Counterparts. For the convenience of the Parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Agreement.

11.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and assigns, including, without limitation, any successors or surviving entities thereto by operation of merger.

12.Entire Agreement. The Agreement, as amended hereby, constitutes the entire Agreement of all Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof. All references in the Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Agreement as amended hereby.

[Remainder of Page Intentionally Left Blank]

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

IN WITNESS WHEREOF, the Parties hereto have entered into this Third Amendment to Master Distributor Agreement effective as of the date first above written.

PACIRA PHARMACEUTICALS, INC.

By:	/s/ David Stack
Name: David Stack
Title: CEO

CROSSLINK BIOSCIENCE, LLC

By:	/s/ Thomas Fleetwood
Name: Thomas Fleetwood
Title: President

THIRD AMENDMENT TO MASTER DISTRIBUTOR AGREEMENT
EXHIBIT C
PERFORMANCE BASED PAYMENTS

1.
In consideration for the services described in this Agreement, Master Distributor shall be entitled to a performance based payment (the “Performance Based Payment”) equal to [**] of Pacira’s [**] Net Sales of Product in the United States.

a.
“Net Sales” shall mean Product net sales as calculated using generally accepted accounting principles consistent with Pacira’s external financial reporting which, for clarity, is total product sales net of allowances for sales returns, prompt payment discounts, volume rebates and distribution service fees payable to wholesalers. For the purposes of calculating Net Sales, Pacira shall exclude any Net Sales amounts associated with the sale of Product for [**] uses.

b.
Pacira shall calculate and pay Master Distributor the estimated Performance Based Payment for each [**] during the Term within 30 days following the end of each such [**]. The [**] payment shall be an estimate of actual sales because the parties recognize that Pacira’s earnings/revenue is Pacira’s Confidential Information and is considered material non-public information. Therefore, to protect against earnings/revenue data being released prior to public disclosure, the below ‘estimate and later true-up’ payment schedule will be adopted for the remainder of the Term as provided below:

[**]

Quarterly “true-up” reconciliation (payments or refund) will be made on or before February 28 (Q4 reconciliation); May 31 (Q1 reconciliation); August 31 (Q2 reconciliation); or November 30 (Q3 reconciliation).  In the event that public earnings/revenue disclosure is delayed or falls after the scheduled “true-up” payment date, the parties will work together in good faith to determine a “true -up” date that does not risk disclosure of earnings/revenue data prior to public disclosure.  The parties agree that any sales data provided by Pacira will only be used to calculate payment to the Approved Sub-Distributor, and will only be provided by Pacira to [**] (or the person who takes over his responsibility) and those who need to know this information to calculate payment to the Approved Sub-Distributor. The parties will meet prior to the start of [**] to determine estimated rates beyond [**].

c.
Within [**] of the close of a [**], Pacira shall provide Master Distributor with a separate written report for each Approved Sub-Distributor detailing the current box sales totals of Products purchased within each Sub-Distributor Territory during the applicable [**] by specific account for the purposes of facilitating Master Distributor’s payments to each Sub-Distributor. Master Distributor will treat all reports as Pacira’s Confidential Information and only share with each Sub-Distributor that specific Sub-Distributor’s reported information on an as-needed basis.

d.	All payments made under this Agreement shall be in U.S. dollars.

2.
In the event that any Sub-Distributor is no longer an Approved Sub-Distributor under this Agreement (e.g., due to termination of such Sub-Distributor’s applicable contract with Master Distributor), Pacira shall make an adjustment to the Performance Based Payments by subtracting a percentage reflecting the excluded Sub-Distributor’s portion of the Territory from the base commission percentage of [**] as follows:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Sub-Distributor	% Adjustment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

3.
By way of example and not in limitation of the foregoing, in the event [**] has been removed from the scope of this Agreement, the Performance Based Payment shall thereafter be [**] of Pacira’s [**] Net Sales (calculated as [**]).

4.
Within ninety days of removal of the former Approved Sub-Distributor, Master Distributor will present one or several sub-distributor candidates to Pacira for approval pursuant to Section 2.02 of the Agreement. Upon approval, the percentage of [**] Net Sales will be increased back to the level attained prior to removal of the former Approved Sub-Distributor.

5.
Pacira, Master Distributor and each Sub-Distributor shall identify and develop a list of target accounts within each Sub-Distributor Territory and each Sub-Distributor shall work collaboratively within those accounts with Pacira as outlined below. Such target list shall include, at a minimum, the accounts that each Sub- Distributor has been reporting as of January 31, 2015.

6.
Pacira will work with Master Distributor (and Master Distributor shall in turn work with each Sub-Distributor) to mutually agreed upon and implement new weekly reporting tools regarding each Sub-Distributor’s activities under this Agreement. Pacira will compile such reports (with information to be provided regularly to Master Distributor) to include but not be limited to, the following:

a.	Reporting of face-to-face and phone related meetings between the Sub-Distributor representatives and Pacira sales representatives and other Pacira personnel;

b.	Reporting of Sub-Distributor facilitated introductions and relationship building with surgeons within targeted accounts;

c.	Reporting of all leads for new accounts or new surgeons generated by the Sub-Distributor representatives;

d.	Reporting of participation in all Sub-Distributor or Pacira sponsored programs; and

e.	All other cooperative efforts by the Sub-Distributor representative to support the Product and participate cooperatively with Pacira sales representatives and other Pacira personnel.

The Master Distributor and Pacira will periodically meet to review the performance of the program.

7.
For [**] periods only, Master Distributor shall report to Pacira by the [**] following the end of the [**], surgeon customers (by medical centers) that have, to the knowledge of Master Distributor, used the Product in the Territory for [**] (the “[**] Report”). Commencing [**] and continuing until the end of the Term, and notwithstanding any provision in the Agreement to the contrary, neither the [**] Report, the [**] report generated by the Master Distributor and Sub-Distributor filed representatives prior to [**], nor anything comparable to these reports will be required of Master Distributor or any Sub-Distributor.

***

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.